As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-1958714 (I.R.S. Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California (Address of Principal Executive Offices)	90024 (Zip Code)

PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan

Playboy Enterprises, Inc. 2018 Equity Incentive Plan
(Full title of the plan)

Chris Riley
General Counsel and Secretary

PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200

Los Angeles, CA 90024
(Name and address of agent for service)

(310) 424-1800

(Telephone number, including area code, of agent for service)

With a copy to:
Alan Seem David Sikes Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 (650) 739-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.0001 per share, that may be issued under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan	4,262,364	(2)	$24.01	(3)	$102,339,359.64	(3)	$11,165.22
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options previously granted under the 2018 Equity Incentive Plan	3,560,541	(4)	$5.61	(5)	$19,974,635.01	(5)	$2,179.23
Common Stock, par value $0.0001 per share, that may be issued upon settlement of restricted stock unit awards previously granted under the 2018 Equity Incentive Plan	2,045,634	(6)	$24.01	(3)	$49,115,672.34	(3)	$5,358.52
TOTAL	9,868,539				$171,429,666.99		$18,702.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock of PLBY Group, Inc. (the “Registrant”) that may be offered and issued under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”) and the Playboy Enterprises, Inc. 2018 Equity Incentive Plan (the “2018 Legacy Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Represents shares of Common Stock of the Registrant authorized for issuance as awards under the 2021 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of such shares on the Nasdaq Global Market on August 25, 2021.
(4)	Represents shares of Common Stock underlying options previously granted under the 2018 Legacy Plan, which awards were assumed by the Registrant in connection with the merger consummated on February 10, 2021 (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among the Registrant (f/k/a Mountain Crest Acquisition Corp), MCAC Merger Sub Inc., and Playboy Enterprises, Inc., a Delaware corporation, and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement).
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding options granted pursuant to the 2018 Legacy Plan.
(6)	Represents shares of Common Stock issuable upon settlement of restricted stock unit awards previously granted under the 2018 Legacy Plan, which obligations were assumed by the Registrant in connection with the Business Combination under the Merger Agreement.

Explanatory note

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by PLBY Group, Inc., a Delaware corporation (the “Registrant”) relating to (i) 4,262,364 shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”); (ii) 3,560,541 shares of Common Stock underlying options previously granted under the Playboy Enterprises, Inc. 2018 Equity Incentive Plan (the “2018 Legacy Plan”), which awards were assumed by the Registrant in connection with the merger consummated on February 10, 2021 (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among the Registrant (f/k/a Mountain Crest Acquisition Corp), MCAC Merger Sub Inc., and Playboy Enterprises, Inc., a Delaware corporation, and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement); and (iii) 2,045,634 shares of Common Stock issuable upon settlement of restricted stock unit awards previously granted under the 2018 Legacy Plan, which obligations were assumed by the Registrant in connection with the business combination under the Merger Agreement.

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for the reoffer and resale of shares of Common Stock on a continuous or delayed basis that may be deemed to be “control securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, that are issuable to certain of our executive officers and directors identified in the Reoffer Prospectus. The number of shares of Common Stock included in the Reoffer Prospectus represents shares of Common Stock issuable to the selling stockholders pursuant to equity awards, including stock options and restricted stock units, granted to the selling stockholders and does not necessarily represent a present intention to sell any or all such shares of Common Stock. The number of shares of Common Stock to be offered or resold by means of the Reoffer Prospectus by the selling stockholders, and any other person with whom any of them is acting in concert for the purpose of selling Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

PART i

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PLBY GROUP, INC.

3,137,019 Shares of Common Stock Offered by Selling Stockholders

This reoffer prospectus (“Reoffer Prospectus”) relates to the offer and sale from time to time by the selling stockholders named in this Reoffer Prospectus (the “Selling Stockholders”), or their permitted transferees, of up to 3,137,019 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of PLBY Group, Inc., a Delaware corporation (the “Company”). This Reoffer Prospectus covers 3,137,019 shares of Common Stock issuable to the Selling Stockholders pursuant to awards of stock options and restricted stock units under the Playboy Enterprises, Inc. 2018 Equity Incentive Plan (the “2018 Legacy Plan”) which awards were assumed by the Company in connection with the merger consummated on February 10, 2021 (the “Business Combination”). If, subsequent to the date of this reoffer prospectus, we grant additional shares to the Selling Stockholders or to other affiliates under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”), we may supplement this Reoffer Prospectus to reflect such additional shares to the Selling Stockholders and/or the names of such affiliates and the amounts of shares to be reoffered by them under the 2021 Plan. We are not offering any shares of Common Stock and will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Reoffer Prospectus. The Selling Stockholders are certain of our directors and executive officers, each of whom may be considered an “affiliate” of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Subject to the satisfaction of any conditions to vesting of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, and subject to the expiration of any lock-up agreements described herein, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the shares of Common Stock, we will name them and describe their compensation in a prospectus supplement. The shares of Common Stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the shares of Common Stock for sale. The Selling Stockholders may sell any, all or none of the shares of Common Stock offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 7 for more information about how the Selling Stockholders may sell or dispose of the shares of Common Stock covered by this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. We will bear all expenses of registration incurred in connection with this offering, including any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

Shares of Common Stock that will be issued pursuant to restricted stock units, stock options and performance stock units granted to Selling Stockholders will be “control securities” under the Securities Act before their sale under this Reoffer Prospectus. This Reoffer Prospectus has been prepared for the purposes of registering the shares of Common Stock under the Securities Act to allow for future sales by Selling Stockholders on a continuous or delayed basis to the public without restriction, provided that the amount of shares of Common Stock to be offered or resold under this Reoffer Prospectus by each Selling Stockholder or other person with whom he or she is acting in concert for the purpose of selling shares of Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

Our Common Stock is currently listed on the Nasdaq Global Market and trades under the symbol “PLBY.” On August 31, 2021, the last reported sales price of our Common Stock on The Nasdaq Global Market was $24.85 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS, AND SUCH RISKS AND THE “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” ON PAGE IV SHOULD BE REVIEWED CAREFULLY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is August 31, 2021

You should rely only on the information contained in this Reoffer Prospectus. No one has been authorized to provide you with information that is different from that contained in this Reoffer Prospectus. This Reoffer Prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this Reoffer Prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe, any restrictions relating to this offering and the distribution of this Reoffer Prospectus.

i

about this prospectus

This Reoffer Prospectus contains important information you should know before investing, including important information about the Company and the securities being offered. You should carefully read this Reoffer Prospectus, as well as the additional information contained in the documents described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this Reoffer Prospectus, and in particular the periodic and current reporting documents we file with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Reoffer Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this Reoffer Prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

where you can find more information

We have filed a Registration Statement on Form S-8 (this “Registration Statement”), including exhibits, under the Securities Act, with respect to the Common Stock offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our securities, you should refer to the Registration Statement and our exhibits.

In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.plbygroup.com. Through our website, we make available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Reoffer Prospectus.

incorporation of certain information by reference

The following documents, which have been filed by the Company with the SEC, are incorporated in the Registration Statement of which this Reoffer Prospectus forms a part by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on April 15, 2021;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 13, 2021 and August 16, 2021, respectively;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on February 9, 2021, February 16, 2021 (as amended by Amendment No. 1 to Form 8-K filed with the SEC on March 31, 2021, and Amendment No. 2 to Form 8-K filed with the SEC on April 21, 2021), April 7, 2021, May 25, 2021, June 14, 2021, June 29, 2021, July 9, 2021 and August 11, 2021; and

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 4, 2020 (File No. 001-39312), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Company’s Common Stock included as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2021.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement of which this Reoffer Prospectus forms a part, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Reoffer Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this Reoffer Prospectus but not delivered with this Reoffer Prospectus other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Reoffer Prospectus incorporates. Documents incorporated by reference in this Reoffer Prospectus may be obtained by requesting them in writing or by telephone from us at:

PLBY Group, Inc.

10960 Wilshire Blvd, Suite 2200

Los Angeles, California 90024

Tel.: (310) 424-1800

cautionary note regarding forward-looking statements

This Reoffer Prospectus contains forward-looking statements. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on the expectations and beliefs of our management in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include statements about our future performance and opportunities; benefits of the Business Combination; statements of the plans, strategies and objectives of management for future operations; and statements regarding future economic conditions or performance. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements.

The forward-looking statements are based on the current expectations of our management as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by us and the following:

•	expectations regarding our strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities;

•	the outcome of any legal proceedings that may be instituted against us following the consummation of the Business Combination;

•	the risk that the Business Combination, recent acquisitions or any proposed transactions disrupt our current plans and/or operations, including the risk that we do not complete any such proposed transactions or achieve the expected benefit from them;

•	the ability to recognize the anticipated benefits of the Business Combination, recent acquisitions or any proposed transaction, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain key employees;

•	costs related to being a public company, acquisitions, commercial collaborations and proposed transactions;

•	limited liquidity and trading of our Common Stock;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•	risks relating to the uncertainty of our projected financial information;

•	risks related to the organic and inorganic growth of our business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and

•	the inability to maintain the listing of our Common Stock on Nasdaq.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning our business or other matters addressed in this Reoffer Prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Reoffer Prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Reoffer Prospectus or to reflect the occurrence of unanticipated events.

You should read this Reoffer Prospectus, the documents that incorporated by reference herein, and the documents we have filed with the SEC as exhibits to the Registration Statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

SUMMARY OF THE PROSPECTUS

This Reoffer Prospectus is part of the Registration Statement that we filed with the SEC. We have provided to you in this Reoffer Prospectus a general description of the Selling Stockholders and the distribution of the shares. To the extent there is a conflict between the information contained in this Reoffer Prospectus and any of our subsequent filings with the SEC, the information in the document having the later date shall modify or supersede the earlier statement.

As permitted by the rules and regulations of the SEC, the Registration Statement of which this Reoffer Prospectus forms part includes additional information not contained in this Reoffer Prospectus. You may read the Registration Statement and the other reports we file with the SEC at the SEC’s website or at our website as described above under the heading “Incorporation of Certain Information by Reference.”

As used in this Reoffer Prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” “our,” and the “Company” refer to PLBY Group, Inc. and its subsidiaries.

Overview

We are a pleasure and leisure company. We provide consumers across all demographics and geographies with products, content and experiences that help them lead happier, healthier and more fulfilling lives. Our flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars in global consumer spending annually with products and content available in approximately 180 countries.

Our mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences, and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Driven by our cause of “Pleasure for All,” our goal is to build the leading pleasure and leisure lifestyle platform for men and women around the world.

For the three months ended June 30, 2021 and 2020, our consolidated revenue was $49.9 million and $34.6 million, respectively, and consolidated net loss was $8.9 million and $3.6 million, respectively. For the six months ended June 30, 2021 and 2020, our consolidated revenue was $92.5 million and $66.3 million, respectively, and consolidated net loss was $13.9 million and $6.0 million, respectively. For the fiscal years ended December 31, 2020 and 2019, our historical consolidated revenue was $147.7 million and $78.1 million, respectively, and our historical consolidated net loss was $5.3 million and $23.6 million, respectively.

Our address is 10960 Wilshire Blvd, Suite 2200, Los Angeles, California 90024. Our telephone number is (310) 424-1800. Our website address is www.plbygroup.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this Reoffer Prospectus or the Registration Statement of which it forms a part.

Recent Developments

On January 31, 2021, we entered into a Stock Purchase Agreement (the “Lovers Purchase Agreement”) with TLA Acquisition Corp., the parent company of Lovers, and the stockholders of Lovers to acquire all of the outstanding Lovers capital stock (the “Transaction”). The purchase price for the Transaction was approximately $24.9 million in cash and the Transaction closed on March 1, 2021.

On April 1, 2021, we entered into an Aircraft Purchase Agreement with an unaffiliated, private, third-party seller for the purchase of a used aircraft and related assets for a purchase price of $12 million. In May 2021, we borrowed $9.0 million under a five-year term loan maturing in May 2026 to fund the purchase of the aircraft (“Aircraft Term Loan”). The stated interest rate was 6.25% as of June 30, 2021. The Aircraft Term Loan requires monthly amortization payments of approximately $0.1 million, commencing on July 1, 2021.

In April 2021, Chardan Capital Markets, LLC exercised its unit purchase option, on a cashless basis, with respect to all 344,988 units thereunder for the issuance of 247,976 shares of our common stock, in accordance with the cashless exercise provisions of such unit purchase option.

On May 25, 2021, we entered into a Credit and Guaranty Agreement (the “New Credit Agreement”) with Acquiom Agency Services LLC, as the administrative agent and collateral agent. We incurred a $160 million senior secured term loan (the “New Term Loan”), which was fully funded at the closing of the transactions contemplated by the New Credit Agreement (the “Refinancing”). The New Term Loan has a final maturity date of May 25, 2027 and will accrue interest at LIBOR plus 5.75%, with a LIBOR floor of 0.50%. The Refinancing replaced and repaid in full all borrowings under our existing credit facility for which DBD Credit Funding LLC served as administrative agent and a lender. The existing credit facility consisted of a term loan that was scheduled to expire on December 31, 2023.

On August 11, 2021, we entered into Amendment No. 1 to the New Credit Agreement (the “First Amendment”), by and among the Company, Playboy Enterprises, Inc. (“Playboy”), the subsidiary guarantors party thereto, the lenders party thereto, and Acquiom Agency Services LLC, as the administrative agent and the collateral agent, to, among other things: (a) obtain a $70 million incremental term loan (the “Incremental Term Loan”), thereby increasing the aggregate principal amount of term loan indebtedness outstanding under the New Credit Agreement to $230 million, and (b) amend the terms of the New Credit Agreement to, among other things, permit Honey Birdette (as defined below) and certain of its subsidiaries to guaranty the obligations under the New Credit Agreement. The Incremental Term Loan was incurred on materially the same terms as the New Term Loan. The New Credit Agreement, as amended by the First Amendment, requires quarterly amortization payments of $575,000, commencing on September 30, 2021. The Incremental Term Loan, together with cash on hand, was used to finance the acquisition of Honey Birdette and to pay fees and expenses incurred in connection with the Incremental Term Loan and such acquisition.

In June 2021, we completed a public offering in which 4,720,000 shares of our Common Stock were sold at a price of $46 per share. The underwriters were also granted an option to purchase up to an additional 708,000 shares of our Common Stock from us at the public offering price, less underwriting discounts and commissions. Such option expired unexercised. We incurred approximately $13.2 million of underwriting commissions and $1.0 million of public offering related fees, which were netted against the proceeds. The net proceeds received from the public offering were $202.9 million.

On June 28, 2021, we entered into a Share Purchase Agreement (the “Honey SPA”) to acquire Honey Birdette (Aust) Pty Limited, a company organized under the laws of Australia (“Honey Birdette”). Pursuant to the Honey SPA, on August 9, 2021, we acquired all of the capital stock of Honey Birdette for aggregate consideration of $327.7 million, made up of $235.0 million in cash and 2,155,849 shares of our Common Stock, valued at $92.7 million based on a price of $43.02 per share pursuant to the terms of the Honey SPA, resulting in Honey Birdette becoming an indirect, wholly-owned subsidiary of the Company. On August 19, 2021, an additional 4,412 shares of Common Stock were issued to the Honey Birdette sellers pursuant to the terms of a true-up under the Honey SPA.

On August 11, 2021, we issued 109,291 shares of our Common Stock to a licensee based on a price of $45.75 per share pursuant to the terms of a license agreement.

The Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this Reoffer Prospectus, of up to 3,137,019 shares of Common Stock issuable to each Selling Stockholder pursuant to awards and obligations assumed under the 2018 Legacy Plan, including in respect of restricted stock units (“RSUs”) and stock options. If, subsequent to the date of this reoffer prospectus, we grant additional awards to the Selling Stockholders or to other affiliates under the 2021 Plan, we may supplement this reoffer prospectus to reflect such additional shares to the Selling Stockholders and/or the names of such affiliates and the amounts of shares to be reoffered by them under the 2021 Plan. Subject to the satisfaction of any conditions to vesting of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, and subject to the expiration of any lock-up agreements described herein, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The Selling Stockholders will bear all sales commissions and similar expenses in connection with this offering. We will bear all expenses of registration incurred in connection with this offering, as well as any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Investors should carefully consider the risks we have described under Part I, Item 1A: “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and Part II, Item 1A: “Risk Factors” in our Quarterly Report on Form 10-Q for the six months ended June 30, 2021, together with all the other information appearing in or incorporated by reference into this Reoffer Prospectus, before deciding to invest in our Common Stock. If any of the events or developments we have described occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Common Stock could decline, and investors could lose all or part of their investment. The risks and uncertainties we have described are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares of Common Stock, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders.

DESCRIPTION OF SECURITIES

The information set forth in Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2020 is incorporated herein by reference.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares by the Selling Stockholders. We will not receive any proceeds from the resale of the shares by the Selling Stockholders.

The table below sets forth, as of August 31, 2021 (the “Determination Date”), (i) the name of each person who is offering the resale of shares by this Reoffer Prospectus; (ii) the number of shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iii) the number of shares (and the percentage, if 1% or more) of Common Stock each person will own after the offering, assuming they sell all of the shares offered. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Unless otherwise indicated, the address for each Selling Stockholder listed in the table below is c/o PLBY Group, Inc., 10960 Wilshire Blvd, Suite 2200, Los Angeles, California 90024.

The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their Common Stock under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

Selling Stockholder	Position with Company	Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Shares of Common Stock Offered for Resale in this Offering(2)	Shares of Common Stock Beneficially Owned After this Offering (3)	Percentage of Common Stock Beneficially Owned After Resale (1)(3)
Ben Kohn	President, Chief Executive Officer and Director	998,322	(4)	2,997,216	50,000	*
Chris Riley	General Counsel and Secretary	134,570	(5)	139,803	—	—

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership and percentages are based on the 40,798,508 shares of Common Stock issued and outstanding as of the Determination Date and determined in accordance with the rules and regulations of the SEC.

(2)	Includes shares of Common Stock issuable upon exercise of outstanding options, including those that will vest more than 60 days from the Determination Date. Also includes shares issuable upon settlement obligations assumed by the Company under RSUs originally issued under the 2018 Legacy Plan that will occur more than 60 days from the Determination Date.

(3)	Assumes all of the shares of Common Stock being offered are sold in the offering, that shares of Common Stock beneficially owned by such Selling Stockholder on the Determination Date but not being offered pursuant to this Reoffer Prospectus (if any) are not sold, and that no additional shares are purchased or otherwise acquired other than pursuant to the RSUs and stock options relating to the shares being offered.

(4)	Consists of 948,322 shares of Common Stock that Mr. Kohn has the right to acquire within 60 days of the Determination Date through the exercise of options, and 50,000 shares beneficially owned by Bircoll Kohn Family Trust of which Mr. Kohn is a trustee. Does not include shares beneficially owned by RT-ICON Holdings LLC, of which Mr. Kohn may have an indirect pecuniary interest as a result of non-controlling equity interests held by Mr. Kohn in affiliates of Rizvi Traverse Management, LLC, 1,082,950 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Determination Date or 965,944 shares of Common Stock that Mr. Kohn has the right to acquire through the exercise of stock options that will vest more than 60 days from the Determination Date.

(5)	Consists of shares of Common Stock that Mr. Riley has the right to acquire within 60 days of the Determination Date through the exercise of stock options. Does not include 5,233 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Determination Date.

Other Material Relationships with the Selling Stockholders

Employment Agreements

Kohn Option Grant and Employment Agreement

On January 31, 2021, Playboy granted Ben Kohn an option to purchase 172,393 shares of Playboy common stock at an exercise price of $58.89 per share (the “Pre-Closing Option”), which has been assumed by MCAC in connection with the closing of the Business Combination and converted into an option to purchase 965,944 shares of common stock of the Company at an exercise price of $10.52 per share in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The Pre-Closing Option will generally vest as follows, subject to Mr. Kohn’s continued employment or service as a director through the applicable vesting date: 1/3 on the first anniversary of the closing of the Business Combination and ratably in 24 monthly installments thereafter.

Playboy has entered into an employment agreement with Mr. Kohn in connection with his continued employment as Playboy’s Chief Executive Officer and President, which became effective upon, and has been assumed by the Company in connection with, the closing of the Business Combination (the “Kohn Employment Agreement”). The Kohn Employment Agreement provides for an annual base salary equal to $850,000 and that Mr. Kohn is eligible to earn an annual cash bonus (with a target amount equal to 100% of his base salary and maximum of 200% of his base salary).

The Kohn Employment Agreement provides that Mr. Kohn will be granted the following equity grants during his employment: (1) for the 2021 fiscal year, a Company equity award with a grant date fair value for financial accounting purposes equal to $2,000,000, comprised of 50% stock options and 50% restricted stock units; (2) beginning in 2022 and for each fiscal year thereafter, an annual Company equity award with a target grant date fair value for financial accounting purposes equal to $2,000,000, which may include performance-based grants; and (3) following the closing of the Business Combination, a special grant of performance-based restricted stock units (the “Initial PSUs”) that if earned will settle in a target percentage of approximately 2.5% of the fully diluted common stock of the Company outstanding on the date of grant (including certain executive level equity awards granted at the time of and shortly after the Business Combination) and a special grant of time-based restricted stock units (the “Initial RSUs”) that if earned will settle in a target percentage equal to (x) 2.5% of the fully diluted common stock of the Company (determined in the same manner as the Initial PSUs), minus (y) the percentage of the fully diluted common stock of the Company (determined in the same manner) represented by the Pre-Closing Option.

The Initial PSUs will vest upon the Company’s achievement of each of the following 30-day volume weighted average stock price milestones: $20, $30, $40 and $50, and the Initial RSUs will vest in three equal installments on each of the first three anniversaries of the closing of the Business Combination, in each case subject to Mr. Kohn’s continued employment or service as a director through the applicable vesting dates.

Mr. Kohn’s employment agreement provides that in addition to being eligible to participate in Playboy’s standard benefit plans, he will be provided with a company-paid life insurance policy with a death benefit equal to $25 million and a company-paid disability insurance policy with an annualized benefit of not less than $5 million.

If Mr. Kohn’s employment is terminated without cause or he resigns for good reason (as such terms are defined in Mr. Kohn’s employment agreement), he will be entitled to the following: (i) a severance payment equal to 1.5 times the sum of his then-current base salary and target annual bonus, payable over 18 months (or, if such termination occurs within 24 months following a change in control (as defined in the employment agreement), 2.5 times the sum of his then-current base salary and target annual bonus, payable over 30 months); (ii) a pro-rated bonus for the year of termination; (iii) Playboy’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; (iv) accelerated vesting of 100% of Mr. Kohn’s then-outstanding non-performance-based equity awards; and (v) continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full). In each case, the severance payments described above are subject to Mr. Kohn’s execution and non-revocation of a general release of claims against Playboy and its affiliates.

Mr. Kohn’s employment agreement also includes certain restrictive covenants, including a non- solicitation of employees covenant for a period of 12 months following termination of his employment and standard confidentiality and invention assignment provisions.

Riley Employment Agreement

On February 10, 2021, Playboy entered into an employment agreement with Mr. Riley in connection with his employment as the Company’s General Counsel and Secretary, which became effective upon, and was assumed by the MCAC in connection with, the Business Combination (the “Riley Employment Agreement”). The Riley Employment Agreement provides for an annual base salary equal to $400,000 and that Mr. Riley is eligible to earn an annual cash bonus (with a target amount equal to 80% of his base salary).

The Riley Employment Agreement provides that Mr. Riley will be granted the following equity grants during his employment: (1) beginning in 2022 and for each fiscal year thereafter, an annual equity award with a target grant date fair value for financial accounting purposes equal to $700,000, which may include performance-based grants, (2) a special grant of Initial PSUs that if earned will settle in a target percentage of approximately 0.45% of the fully diluted common stock of the Company outstanding on the date of grant (including certain executive level equity awards granted at the time of and shortly after the Business Combination) and (3) a special grant of initial options to purchase a target percentage of 0.18% of the fully diluted common shares outstanding on the date of grant (determined in the same manner as the Initial PSUs) (the “Initial Options”). If the fair market value of a share of common stock on the grant date is greater than the fair market value of a share of common stock on February 10, 2021, then a portion of the Initial Options will be converted into a number of time-based restricted stock units (the “Make-up RSUs”) equal to (x) the difference between the fair market value per share of the common stock on the grant date minus the fair market value per share of such stock on February 10, 2021, multiplied by (y) the number of Initial Options, divided by (z) the fair market value per share of the common stock on the grant date. The Initial PSUs will vest upon the Company’s achievement of each of the following 30 day volume weighted average stock price milestones: $20, $30, $40 and $50, the Initial Options will vest 1/3 on the first anniversary of February 10, 2021 and then monthly in 24 equal installments thereafter, and the Make-up RSUs, if any, will vest in three equal installments on each of the first three anniversaries of February 10, 2021, in each case subject to Mr. Riley’s continued employment or service as a director through the applicable vesting dates.

The Riley Employment Agreement provides that in addition to being eligible to participate in Playboy’s standard benefit plans, Mr. Riley will be provided with a company-paid life insurance policy with a death benefit equal to $10 million and a company-paid disability insurance policy with an annualized benefit of not less than $2.5 million.

If Mr. Riley’s employment is terminated without cause or he resigns for good reason (as such terms are defined in the Riley Employment Agreement), he will be entitled to the following: (i) a severance payment equal to the sum of his then-current base salary and target annual bonus, payable over 12 months (or, if such termination occurs within 24 months following a change in control (as defined in the Riley Employment Agreement), 1.25 times the sum of his then-current base salary and target annual bonus, payable over 15 months); (ii) a pro-rated bonus for the year of termination; (iii) Playboy’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; and (iv) accelerated vesting of 100% of Mr. Riley’s then-outstanding non-performance based annual equity awards (and, if such termination occurs within 12 months of February 10, 2021, 1/3 of the Initial Options — and, if applicable, 1/3 of the Make-up RSUs — will become immediately vested) and continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full and the Initial Options will become immediately vested and exercisable). In each case, the severance payments described above are subject to Mr. Riley’s execution and non-revocation of a general release of claims against the Company and its affiliates.

The Riley Employment Agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of Mr. Riley’s employment and standard confidentiality and invention assignment provisions.

Indemnification Agreement

Our Second Amended and Restated Certificate of Incorporation limits the liability of its directors and officers to the fullest extent permitted under Delaware law. The Second Amended and Restated Certification of Incorporation further provides that an indemnified person is entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

We have entered into indemnification agreements with our directors and executive officers, including the Selling Stockholders. These indemnification agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlements incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services as its request. The form of Indemnification Agreement was filed as Exhibit 10.26 to our Current Report on Form 8-K filed on February 16, 2021.

Lock-up Agreements

In connection with the Business Combination, the Playboy stockholders agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of common stock held by them (such shares, the “Lock-up Shares”) immediately after the effective time of the Business Combination, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Company common stock issued and outstanding or securities convertible into or exercisable or exchangeable for shares of Company common stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the earlier of (x) the date that is 12 months after the Closing, and (y) if, subsequent to the Closing, such date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Company common stock for cash, securities or other property.

Notwithstanding the foregoing, if the volume weighted average price of the shares of Company common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, fifty percent (50%) of the Lock-up Shares shall be released from the lock-up to the holder, which has been achieved as of April 12, 2021.

In connection with the public offering that was closed on June 14, 2021, the directors, officers, certain other stockholders of the Company entered into separate lock-up agreements (each, an “Offering Lock-up Agreement”), pursuant to which they agreed that for a period of 90 days after the date of the Rule 424(b)(4) Prospectus that was filed by the Company in connection with the offering, they will not, without the prior written consent of the representatives of the underwriters for such offering (the “Representative”), which may be withheld or delayed in the Representative’s sole discretion, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, subject to certain customary exceptions.

Participation in the PIPE Investment

On September 30, 2020, RT PE Investment LLC (“RT PE Investment”) entered into a Subscription Agreement to purchase 100,000 shares of Common Stock (“PIPE Shares”) in the private placement of an aggregate of 5,000,000 shares of Common Stock for an aggregate of $50,000,000 immediately prior to the closing of the Business Combination (the “PIPE Investment”), for an aggregate purchase price of $1,000,000. RT PE Investment participated in the PIPE Investment on the same terms as the other PIPE Investors. On March 19, 2021, RT PE Investment was dissolved and the PIPE Shares purchased by it were distributed to its members: 50,000 shares of which were distributed to Rizvi Master, LLC, an entity controlled by Mr. Rizvi, our Chairman, and 50,000 shares of which were distributed to the Bircoll Kohn Family Trust, of which Mr. Kohn, our Chief Executive Officer and Director and a Selling Stockholder, is a trustee and controlling person.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Stockholders. The shares of Common Stock offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on the Nasdaq Global Market or any other stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions. The amount of shares of Common Stock to be reoffered or resold under the Reoffer Prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling shares of Common Stock, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

In connection with their sales, a Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We are bearing all costs relating to the registration of the shares of Common Stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the Selling Stockholders or other party selling such shares. Sales of the shares must be made by the Selling Stockholders in compliance with all applicable state and federal securities laws and regulations, including the Securities Act. In addition to any shares sold hereunder, Selling Stockholders may sell shares of Common Stock in compliance with Rule 144, if available. There is no assurance that the Selling Stockholders will sell all or a portion of the shares of Common Stock offered hereby. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act. We have notified the Selling Stockholders of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the shares of Common Stock.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock and activities of the Selling Stockholders, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in passive market-making activities with respect to the shares of Common Stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of shares of Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement of which this Reoffer Prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones Day.

EXPERTS

The financial statements of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) at December 31, 2020 and December 31, 2019 and for the year ended December 31, 2020 and for the period from November 12, 2019 (inception) through December 31, 2019 incorporated by reference herein have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The consolidated financial statements of Playboy Enterprises, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 incorporated by reference herein have been audited by Prager Metis CPAs LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Yandy Holdings, LLC and Subsidiary as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated by reference herein have been audited by Crowe LLP, independent auditor, as stated in their report appearing therein.

Part ii

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC, are incorporated in this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on April 15, 2021;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 filed with the SEC on May 13, 2021;

(c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 filed with the SEC on August 16, 2021;

(d) The Registrant’s Current Reports on Form 8-K filed with the SEC on February 9, 2021, February 16, 2021 (as amended by Amendment No. 1 to Form 8-K filed with the SEC on March 31, 2021, and Amendment No. 2 to Form 8-K filed with the SEC on April 21, 2021), April 7, 2021, May 25, 2021, June 14, 2021, June 29, 2021, July 9, 2021 and August 11, 2021; and

(e) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 4, 2020 (File No. 001-39312), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s Common Stock included as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2021.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

II-1

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

The Registrant’s Second Amended and Restated Certificate of Incorporation limits the liability of its directors and officers to the fullest extent permitted under the DGCL. The Second Amended and Restated Certification of Incorporation further provides that an indemnified person is entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Registrant has entered into indemnification agreements with its directors and executive officers. These indemnification agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlements incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services as its request. The form of Indemnification Agreement was filed as Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed on February 16, 2021.

The Registrant has also obtained insurance policies under which, subject to the limitations of the policies, its directors and officers are insured against liability for actions taken in their capacity as directors and officers. The Registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

3.1	Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc. (incorporated by reference to Exhibit 3.1 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

3.2	Amended and Restated Bylaws of PLBY Group, Inc. (incorporated by reference to Exhibit 3.2 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

5.1*	Opinion of Jones Day

10.1	PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.8 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

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10.2	Playboy Enterprises, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.3	Form of Stock Option Award Agreement under Playboy Enterprises, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.34 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.4	Form of Option/RSU Acknowledgement and Lock-up Agreement (incorporated by reference to Exhibit 10.32 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

23.1*	Consent of Marcum LLP

23.2*	Consent of Prager Metis CPAs LLP

23.3*	Consent of Crowe LLP

23.4*	Consent of Jones Day (included as part of Exhibit 5.1)

24.1*	Power of attorney (included on the signature pages of this registration statement)

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 31, 2021.

PLBY Group, Inc.

By:	/s/ Ben Kohn
Ben Kohn
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben Kohn and Lance Barton and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ben Kohn	Chief Executive Officer, President and Director	August 31, 2021
Ben Kohn	(Principal Executive Officer)

/s/ Lance Barton	Chief Financial Officer	August 31, 2021
Lance Barton	(Principal Financial Officer)

/s/ Florus Beuting	Chief Accounting Officer	August 31, 2021
Florus Beuting	(Principal Accounting Officer)

/s/ Suhail Rizvi	Chairman of the Board	August 31, 2021
Suhail Rizvi

/s/ Tracey Edmonds	Director	August 31, 2021
Tracey Edmonds

/s/ James Yaffe	Director	August 31, 2021
James Yaffe